Exhibit 99.1

CPI INTERNATIONAL REPORTS FISCAL YEAR 2013 FINANCIAL RESULTS

CPI achieves record annual orders, annual sales and year-end backlog results

PALO ALTO, Calif. - December 10, 2013 - CPI International Holding Corp., the parent company of CPI International, Inc. (CPI), today announced financial results for its fiscal year ended September 27, 2013. In comparison to the previous fiscal year, CPI notably increased its orders, sales, backlog, net income and adjusted EBITDA results in fiscal 2013.
“Despite challenging global economic conditions and the difficult budgetary environment, demand for CPI’s products has remained robust, enabling CPI to achieve strong operational and financial results during fiscal 2013. In fact, our fiscal 2013 orders and sales were the strongest in our history, and our backlog continues to be very healthy,” said Joe Caldarelli, chief executive officer of CPI.
“Additionally, our acquisition of the Codan Satcom business toward the end of fiscal 2012 and of the MCL business this summer have been well received by customers. The Codan Satcom and MCL businesses have been integrated smoothly into our existing communications business. Our more recent acquisition of Radant Technologies in early October is also progressing well and is expected to make a meaningful contribution to our fiscal 2014 financial results.”
Orders
In fiscal 2013, CPI booked orders totaling $464 million, an increase of 21 percent from the $383 million booked in the previous year. Notably, orders for defense and communications products increased by double digits during fiscal 2013.
CPI’s book-to-bill ratio for the year was 1.11. As of September 27, 2013, its order backlog equaled $293 million, representing the company’s highest year-end backlog ever.
In comparison to fiscal 2012, CPI’s fiscal 2013 orders in its three largest end markets were as follows:

•
In the defense market, orders increased 20 percent to $179 million due to higher demand for products to support military radar systems globally and U.S. electronic warfare systems. Specifically, orders of radar products to support the Aegis radar system were very strong as a result of new ship builds and the replenishment of spare and repair stocking levels; shipments for some of these orders are expected to continue through fiscal 2015.

•
In the communications market, orders increased 41 percent to $182 million, largely due to a sizeable multi-year order for advanced tactical common data link (TCDL) antenna products to support intelligence, surveillance and reconnaissance (ISR) communications applications. Additionally, orders to support other military and commercial communications applications, including broadband data communications programs, increased. CPI’s communications orders in fiscal 2013 also benefited from the inclusion of orders from the Codan Satcom business, which was acquired in the fourth quarter of fiscal 2012, and the MCL business, which was acquired in the third quarter of fiscal 2013.

•	In the medical market, orders decreased four percent to $69.7 million due to the timing of orders for x-ray imaging products.
Sales
CPI generated total sales of $419 million in fiscal 2013, an increase of seven percent from the $391 million generated in the prior year. In comparison to fiscal 2012, CPI’s fiscal 2013 sales in its three largest end markets were as follows:

•
In the defense market, sales increased seven percent to $157 million due to increased sales of products to support radar systems, including the Aegis radar system, and certain airborne and shipboard electronic countermeasure systems.

•
In the communications market, sales increased 15 percent to $150 million due largely to the inclusion of sales of products from the Codan Satcom and MCL businesses. Sales of products to support commercial communications applications, including broadband data communications programs, and military communications applications also increased.

•	In the medical market, sales decreased one percent to $75.3 million due to lower sales of products to support x-ray imaging applications.
Net Income and Adjusted EBITDA
In fiscal 2013, CPI’s net income totaled $10.9 million, an increase from the $3.7 million recorded in the previous fiscal year. This increase in net income was primarily the result of higher total sales and sales of products with higher margins in fiscal 2013. CPI’s net income also benefited from a decrease in intangible asset amortization related to the acquisition of CPI by The Veritas Capital Fund IV, L.P. in February 2011.
Adjusted EBITDA for fiscal 2013 was $72.8 million, or 17.4 percent of sales, an increase from the $64.4 million, or 16.5 percent of sales, generated in the previous year. This increase in adjusted EBITDA was primarily due to higher total sales and sales of products with higher margins in fiscal 2013.
Cash Flow
As of September 27, 2013, CPI had cash and cash equivalents totaling $67.1 million. For fiscal 2013, CPI’s cash flow from operating activities was $38.2 million, its free cash flow was $33.2 million and its adjusted free cash flow was $35.1 million.
Fiscal 2014 Outlook
“We expect no significant changes to market conditions in fiscal 2014. We will continue to be mindful of fluctuations and unpredictability in government funding, and will react accordingly, but we do not expect these fluctuations to have a meaningful impact on our results in the coming year. Typically, more than half of our defense sales are for spare and repair products for numerous already fielded programs, protecting our defense business from large cuts to new programs,” said Caldarelli. “Our fiscal 2014 results will benefit, of course, from the inclusion of the Radant business for the entire fiscal year.”
For fiscal 2014, CPI expects:

•	Total sales of between $475 million and $500 million;

•	Adjusted EBITDA of between $80 million and $85 million; and

•	Adjusted free cash flow of more than $21 million.
The effective tax rate for fiscal 2013 is expected to be approximately 38 percent, excluding discrete tax adjustments.
Financial Community Conference Call
In conjunction with this announcement, CPI will hold a conference call on Wednesday, December 11, 2013 at 11:00 a.m. (EST) that simultaneously will be broadcast live over the Internet on the company’s Web site. To participate in the conference call, please dial (800) 649-5127, or (253) 237-1144 for international callers, enter conference ID 11351999 and ask for the CPI International Fiscal 2013 Financial Results Conference Call. To access the call via the Internet, please visit http://investor.cpii.com and click “Events.”
About CPI International Holding Corp.
CPI International Holding Corp., headquartered in Palo Alto, California, is the parent company of CPI International, Inc., which is the parent company of Communications & Power Industries LLC and Communications & Power Industries

Canada Inc., which together are a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications. Communications & Power Industries LLC and Communications & Power Industries Canada Inc. develop, manufacture and distribute products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of commercial and military communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.
Non-GAAP Supplemental Information
EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented here are non-generally accepted accounting principles (GAAP) financial measures. EBITDA represents earnings before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-recurring, non-cash, unusual or other items. EBITDA margin represents EBITDA divided by sales. Adjusted EBITDA margin represents adjusted EBITDA divided by sales. Free cash flow represents net cash provided by operating activities minus capital expenditures and patent application fees. Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring, unusual or other items.
CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business. In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses. Other companies may define EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies. Because EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes in the case of EBITDA-based measures, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), net cash provided by (used in) operating activities, net income margin or other statements of income or statements of cash flows data prepared in accordance with GAAP.

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Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide our current expectations, beliefs or forecasts of future events. Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward-looking statements. These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; currency fluctuations; goodwill impairment considerations; customer cancellations of sales contracts; U.S. Government contracts; export restrictions and other laws and regulations; international laws; changes in technology; the impact of unexpected costs; the impact of a general slowdown in the global economy; the impact of environmental or zoning laws and regulations; and inability to obtain raw materials and components. These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission. As a result of these uncertainties, you should not place undue reliance on these forward-looking statements. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Three Months Ended		Twelve Months Ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Sales	$110,012	$104,519	$419,408	$391,150
Cost of sales, including $130, $228, $391 and $248 of utilization of net increase in cost basis of inventory due to purchase accounting, respectively	80,511	75,756	301,321	282,391
Gross profit	29,501	28,763	118,087	108,759
Operating costs and expenses:
Research and development	3,521	3,102	14,602	13,499
Selling and marketing	5,470	5,393	21,925	21,738
General and administrative	8,229	6,726	29,034	25,209
Amortization of acquisition-related intangible assets	1,975	2,731	8,994	13,983
Total operating costs and expenses	19,195	17,952	74,555	74,429
Operating income	10,306	10,811	43,532	34,330
Interest expense, net	6,770	6,793	27,237	27,230
Income before income taxes	3,536	4,018	16,295	7,100
Income tax expense	1,549	1,322	5,406	3,415
Net income	1,987	2,696	10,889	3,685

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on cash flow hedges, net of tax	729	989	(795)	1,677
Unrealized actuarial gain (loss) and amortization of prior service cost for pension liability, net of tax	432	(43)	432	(43)
Total other comprehensive income (loss), net of tax	1,161	946	(363)	1,634
Comprehensive income	$3,148	$3,642	$10,526	$5,319

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	September 27, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$67,051	$43,006
Restricted cash	2,571	1,926
Accounts receivable, net	52,160	51,076
Inventories	89,832	83,937
Deferred tax assets	13,486	14,186
Prepaid and other current assets	7,068	10,400
Total current assets	232,168	204,531
Property, plant, and equipment, net	76,333	81,601
Deferred debt issue costs, net	9,713	11,954
Intangible assets, net	239,495	248,877
Goodwill	179,727	178,934
Other long-term assets	935	1,105
Total assets	$738,371	$727,002

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$5,500	$3,200
Accounts payable	26,742	26,331
Accrued expenses	27,348	26,707
Product warranty	4,706	4,066
Income taxes payable	98	2,852
Advance payments from customers	17,996	14,434
Total current liabilities	82,390	77,590
Deferred income taxes	89,178	88,879
Long-term debt, less current portion	353,233	358,613
Other long-term liabilities	5,818	5,704
Total liabilities	530,619	530,786
Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 2 shares authorized: 1 share issued and outstanding)	—	—
Additional paid-in capital	199,575	198,565
Accumulated other comprehensive income	86	449
Retained earnings (accumulated deficit)	8,091	(2,798)
Total stockholders’ equity	207,752	196,216
Total liabilities and stockholders’ equity	$738,371	$727,002

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	September 27, 2013	September 28, 2012
Cash flows from operating activities
Net income	$10,889	$3,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,655	10,356
Amortization of intangible assets	9,972	14,961
Amortization of deferred debt issue costs	2,241	2,119
Amortization of discount on long-term debt	120	116
Utilization of net increase in cost basis of inventory due to purchase accounting	391	248
Non-cash defined benefit pension expense	80	26
Stock-based compensation expense	1,010	1,001
Allowance for (recovery of) doubtful accounts	76	(75)
Deferred income taxes	967	421
Net loss on the disposition of assets	122	193
Net (gain) loss on derivative contracts	(242)	52
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Restricted cash	(645)	444
Accounts receivable	1,090	(5,061)
Inventories	(3,193)	(2,902)
Prepaid and other current assets	359	63
Other long-term assets	15	—
Accounts payable	(1,291)	(867)
Accrued expenses	396	(157)
Product warranty	440	(1,861)
Income tax payable, net	19	2,130
Advance payments from customers	3,450	(230)
Other long-term liabilities	244	388
Net cash provided by operating activities	38,165	25,050

Cash flows from investing activities
Capital expenditures	(4,938)	(7,584)
Acquisitions, net of cash acquired	(5,982)	(7,915)
Net cash used in investing activities	(10,920)	(15,499)

Cash flows from financing activities
Repayment of borrowings under CPII’s term loan facility	(3,200)	(1,500)
Net cash used in financing activities	(3,200)	(1,500)

Net increase in cash and cash equivalents	24,045	8,051
Cash and cash equivalents at beginning of year	43,006	34,955
Cash and cash equivalents at end of year	$67,051	$43,006

Supplemental cash flow disclosures
Cash paid for interest	$24,947	$25,410
Cash paid for income taxes, net of refunds	$4,412	$877
Unpaid capital expenditures	$530	$—

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Three Months Ended		Twelve Months Ended
		September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Net income		$1,987	$2,696	$10,889	$3,685
Depreciation and amortization		5,189	5,800	21,627	25,317
Interest expense, net		6,770	6,793	27,237	27,230
Income tax expense		1,549	1,322	5,406	3,415
EBITDA		15,495	16,611	65,159	59,647

Adjustments to exclude certain non-recurring, non-cash or other unusual items:
Stock-based compensation expense	(1)	256	255	1,010	1,001
Acquisition-related expenses	(2)	1,277	767	4,063	1,489
Write-off of inventory step-up	(3)	130	228	391	248
Veritas Capital management fee	(4)	529	626	2,211	2,031
Total adjustments		2,192	1,876	7,675	4,769
Adjusted EBITDA		$17,687	$18,487	$72,834	$64,416

EBITDA margin	(5)	14.1%	15.9%	15.5%	15.2%
Adjusted EBITDA margin	(6)	16.1%	17.7%	17.4%	16.5%
Net income margin	(7)	1.8%	2.6%	2.6%	0.9%

(1) Represents compensation expense for Class B membership interests by certain members of management and independent directors in the company’s parent, CPI International Holding LLC.
(2) Represents non-recurring transaction costs related to the negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services and expenses related to integration of the Codan Satcom and MCL operations into those of CPI.

(3) Represents a non-cash charge for utilization of the net increase in cost basis of inventory that resulted from purchase accounting in connection with acquisitions.
(4) Represents a management fee payable to Veritas Capital for advisory and consulting services.
(5) Represents EBITDA divided by sales.
(6) Represents adjusted EBITDA divided by sales.
(7) Represents net income divided by sales.

CPI INTERNATIONAL HOLDING CORP.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended
		September 27, 2013
Net cash provided by operating activities		$38,165
Cash capital expenditures		(4,938)
Free cash flow		33,227

Adjustments to exclude certain non-recurring or other unusual items:
Cash paid for acquisition-related expenses, net of taxes	(1)	2,015
Cash paid for Veritas Capital advisory fee, net of taxes	(2)	1,237
Cash received for prior year transfer pricing audit	(3)	(1,394)
Total adjustments		1,858
Adjusted free cash flow		$35,085

Free cash flow		$33,227
Net income		$10,889

(1) Represents non-recurring transaction costs, net of income taxes, related to the negotiation, closing and integration of acquisitions. Costs include fees for attorneys and other professional services and expenses related to integration of the Codan Satcom and MCL operations into those of CPI.

(2) Represents a management fee paid to Veritas Capital for advisory and consulting services, net of income taxes.
(3) Represents the net of income tax refunds, partially offset by payments, with respect to an audit by the Canada Revenue Agency (“CRA”) of Communications & Power Industries Canada Inc.’s (“CPI Canada”) purchase of the Satcom Division in fiscal years 2001 and 2002. The Company considers this a non-recurring source of cash as it pertains to previous years.